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                                                                       EXHIBIT E


                            INVESTOR RIGHTS AGREEMENT

                  This INVESTOR RIGHTS AGREEMENT, dated as of June 12, 2003, is entered into by and among, Aviall, Inc., a Delaware corporation (the "Company"), Carlyle Partners III, L.P., a Delaware limited partnership ("CPIII"), CP III Coinvestment, L.P., a Delaware limited partnership ("Coinvestment"), Carlyle High Yield Partners, L.P., a Delaware limited partnership ("CHYP"), and Carlyle-Aviall Partners II, L.P., a Delaware limited partnership ("Carlyle-Aviall" and, together, with CPIII, Coinvestment and CHYP, the "Investors").

                                    RECITALS

                  WHEREAS, the Investors, collectively, are the holders of all of the issued and outstanding shares of Series D Senior Convertible Participating Preferred Stock of the Company (the "Series D Preferred Stock");

                  WHEREAS, the Investors and the Company have entered into that certain Conversion Agreement (the "Conversion Agreement"), pursuant to which, among other things, the Investors have agreed to convert all of the issued and outstanding shares of Series D Preferred Stock into an aggregate of 11,100,878 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") and the Company has agreed to issue such shares of Common Stock to the Investors; and

                  WHEREAS, the Company and the Investors are entering into this Agreement to provide for certain rights and obligations of the parties relative to the shares of Common Stock issued to and held by the Investors.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                             SECTION 1. DEFINITIONS

         (a) Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                  "Affiliate" means (i) with respect to any Person, any other Person that directly or indirectly controls or manages, is controlled or managed by, or is under common control or management with such Person, whether through the ownership of equity interests, by contract or otherwise; and (ii) with respect to an individual, in addition to any Person specified in clause (i), the spouse, any parent or any child of such individual and any trust for the benefit of such individual's spouse, parent or child.

                  "Annual Operating Plan" means the annual operating plan of the Company established by the Company for each fiscal year, which shall include, without limitation, the annual capital expenditure and other budgets of the Company for such fiscal year.
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                  "Agreement" shall mean this Investor Rights Agreement.

                  "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

                  "Board of Directors" means the Board of Directors of the Company.

                  "Business Day" means a day other than a Saturday or Sunday or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

                  "Carlyle-Aviall" has the meaning set forth in the Preamble.

                  "Change of Control" means the occurrence of any of the following:

                           (1) the direct or indirect sale, transfer, conveyance
                  or other disposition (other than by way of merger, consolidation or transfer of the Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or a wholly-owned Subsidiary of the Company;

                           (2) the consummation of any transaction or series of
                  related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Investors, becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Company, measured by voting power rather than number of shares;

                           (3) a "change of control" or other similar event
                  shall occur under any issue of Indebtedness with an aggregate principal amount in excess of $10,000,000 of the Company or its Subsidiaries; or

                           (4) during any period of twelve (12) consecutive
                  months after the date hereof, the individuals who at the beginning of any such 12-month period constituted the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any director whose election to the Board of Directors or whose nomination for election by the stockholders of the Company was approved by majority vote of the Board of Directors, shall, in each such case, be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the

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                  directors of the Company (as such terms are used in Rule
                  14a-11 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate (as those terms are defined in the General Rules and Regulations under the Exchange Act) of any Person having or proposing to acquire beneficial ownership of twenty-five percent (25%) or more of the Voting Stock of the Company; or

                           (5) the approval by the stockholders of the Company
                  of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Voting Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, Beneficially Own, directly or indirectly, more than fifty percent (50%) of the Voting Stock resulting from such reorganization, merger or consolidation;

         provided that the occurrence of any event identified in subparagraphs
         (1) through (5) above that would otherwise be treated as a Change of Control shall not constitute a Change of Control hereunder if the Board of Directors, by vote duly taken, including the affirmative vote of the Investor Directors, shall so determine.

                  "CHYP" has the meaning set forth in the Preamble.

                  "Closing Date" shall mean December 21, 2001.

                  "Coinvestment" has the meaning set forth in the Preamble.

                  "Commission" means the United States Securities and Exchange Commission.

                  "Common Stock" shall have the meaning set forth in the Recitals.

                  "Company" has the meaning set forth in the Preamble.

                  "Confidential Information" has the meaning set forth in
Section 4(i) below.

                  "Conversion Agreement" shall have the meaning set forth in the Recitals.

                  "CPIII" has the meaning set forth in the Preamble.

                  "Default Event" means the occurrence of a material breach of the provisions of Section 2 of this Agreement; provided, that any Default Event shall be deemed to have been cured in the event that the Company rescinds the transaction or other occurrence giving rise to such Default Event such that the economic, legal and/or other effect of such transaction on the Investors has been removed or rescinded.

                  "Director" means a member of the Company's Board of Directors.

                  "Director Termination Event" has the meaning set forth in
Section 2(e) below.

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                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Governance Meetings" has the meaning set forth in Section 2(d) below.

                  "Indebtedness" of any Person means (a) all liabilities and obligations of such Person, contingent or otherwise (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances, (v) for payment of money relating to leases that are required to be capitalized for financial reporting purposes under generally accepted accounting principles or (vi) evidenced by a letter of credit or reimbursement obligation of such Person with respect to any letter of credit and (b) all liabilities and obligations of others of the kind described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability or which are secured by the assets or property of such Person.

                  "Investor Director" has the meaning set forth in Section 2(b) below.

                  "Investors" has the meaning set forth in the Preamble.

                  "Irrevocable Offer" means an irrevocable and legally binding offer by the Company made on June 21, 2008 to purchase for cash from the Investors and/or their Affiliates within ten (10) Business Days of the date on which such offer is made all of the Common Stock held by the Investors at the Market Price.

                  "Market Price" means the average closing price of the Common Stock for the twenty (20) trading days prior to the date in which the Irrevocable Offer was made by the Company.

                  "Non-Voting Observer" has the meaning set forth in Section 2(d) below.

                  "Ownership Decrease Event" has the meaning set forth in
Section 2(c) below.

                  "Person" means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity.

                  "Pre-existing Debt" has the meaning set forth in Section 2(a)(x) below.

                  "Preferred Stock" means (A) any class or series of stock (other than common stock as authorized on the date hereof) ranking senior to or on parity with the Common Stock as to payment of dividends or payments or distributions upon voluntary or involuntary liquidation, dissolution or winding-up of the Company or (B) any class or series of stock (other than common stock as authorized on the date hereof) which the Company or any of its Subsidiaries is obligated to purchase, redeem, defease or otherwise retire for value (including, without limitation, any obligation to purchase any such stock upon the occurrence of a Change of Control or similar event), or with respect to which the Company or any of its Subsidiaries is required to make any other payment or distribution.

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                  "Representative" has the meaning set forth in Section 4(i)
below.

                  "Senior Note Purchase Agreement" means that certain Securities Purchase Agreement dated as of December 17, 2001 by and among the Company, Aviall Services, Inc., J. H. Whitney Mezzanine Fund, L.P. and the other purchasers named therein.

                  "Series D Preferred Stock" has the meaning set forth in the Recitals.

                  "Subsidiary" means, with respect to any specified Person:

                           (1) any corporation, association or other business
                  entity of which more than 50% of the total voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                           (2) any partnership (a) the sole general partner or
                  the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

                  "Termination Date" means the earlier of (i) the date on which an Irrevocable Offer has been made and, to the extent accepted, complied with by the Company and (ii) the first date on which the Investors and their Affiliates are not, collectively, the Beneficial Owner of at least ten percent (10%) of the then outstanding shares of Common Stock.

                  "Voting Stock" as of any date means the capital stock of the Company that is at the time entitled to vote in the election of the Board of Directors of the Company.

                           SECTION 2. INVESTOR RIGHTS

         In addition to any voting or other rights provided by the Company's Restated Certificate of Incorporation or by the Delaware General Corporation Law, the Investors shall have the following rights:

         (a) Until the Termination Date, the Company will not, without the prior written consent of the Investors:

               (i) amend, modify, alter, repeal or waive the application of (including by way of merger, consolidation, combination or otherwise) any provision of the Certificate of Incorporation or by-laws of the Company or any of its Subsidiaries in any manner that adversely affects the rights of the Investors under this Agreement or enter into any agreement or take any other corporate action (or permit any of its Subsidiaries to enter into any agreement or take any corporate action) which would in any way amend, modify, alter, repeal or waive the Investor's rights under this Agreement;

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               (ii) create, authorize or issue or permit any Subsidiary of the
Company to create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) (A) any class or series of stock ranking senior to the common stock or other common equity securities of the Company or such Subsidiary as to dividends or payments or distributions upon voluntary or involuntary liquidation, dissolution or winding-up of such Subsidiary or (B) any class or series of stock (other than common stock or other common equity securities of the Company or such Subsidiary) which the Company or any of its Subsidiaries is obligated to purchase, redeem, defease or otherwise retire for value (including, without limitation, any obligation to purchase any such stock upon the occurrence of a Change of Control or any similar event), or with respect to which the Company or any of its Subsidiaries is obligated to make any other payment or distribution;

               (iii) enter into (or permit any Subsidiary of the Company to enter into) any transaction involving (A) any payment to, or any sale, lease, transfer or other disposition of any properties or assets to, any Affiliate of the Company, (B) any purchase, acquisition or lease of property or assets from any Affiliate of the Company, or (C) any loan, guarantee or advance to or from or for the benefit of, or any contract, agreement or lease with, any Affiliate of the Company, other than (I) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business with any employee of the Company or any of its Subsidiaries; (II) any transaction between or among the Company and/or its Subsidiaries; (III) payment of directors' fees to Persons who are not otherwise Affiliates of the Company other than by reason of their position as an officer or director; (IV) compensation payable to or other benefits provided to, or any agreement to pay such compensation or benefits with, officers and employees of the Company or any Subsidiary; (V) transactions with the Investors; and (VI) transactions contemplated by the Senior Note Purchase Agreement;

               (iv) redeem, acquire, purchase, defease or otherwise retire for value or make any other payment or distribution in respect of any shares of capital stock of the Company or any Subsidiaries of the Company (other than dividends on the Common Stock payable solely in cash or additional shares of Common Stock) other than (A) the transactions contemplated by the Conversion Agreement, (B) any redemption, acquisition, purchase, retirement or other payment or distribution by any Subsidiary of the Company in respect of shares of capital stock of such Subsidiary held by the Company or another, direct or indirect, wholly-owned Subsidiary of the Company, (C) the repurchase of shares of Common Stock or options to purchase Common Stock, in each case, issued under the Company's Amended and Restated 1998 Directors Stock Plan, the Company's 1998 Stock Incentive Plan, the Company's Non-Qualified Stock Option Agreement, and the Company's Stock Incentive Plan from terminated or retired employees, to the extent permitted under the terms of the then outstanding Indebtedness of the Company and its Subsidiaries, (D) the acquisition by the Company or Aviall Services, Inc. of two (2) outstanding shares of capital stock of Aviall S.A.R.L. from Ryder System, Inc. and (E) the cashless exercise of rights or options, the cashless exercise of warrants issued pursuant to the Senior Note Purchase Agreement and the surrender by holders of restricted shares of capital stock of the Company in payment of any tax liabilities by such holders pursuant to the Company's Amended and Restated 1998 Directors Stock Plan, the Company's 1998 Stock Incentive Plan, the Company's Non-Qualified Stock Option Agreement, and the Company's Stock Incentive Plan;

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               (v) effect any voluntary liquidation, dissolution or winding-up of the Company;

               (vi) purchase, acquire or lease (or permit any Subsidiary of the Company to purchase, acquire or lease), in one transaction or series of related transactions, assets, properties, capital stock or other securities of any Person for consideration having a fair market value in excess of $50,000,000 (other than any (A) inventory purchases in the ordinary course of business pursuant to any contract in effect or executed on or before the Closing Date and
(B) inventory purchases in the ordinary course of business pursuant to any contract executed by the Company after the Closing Date, but not including initial payments or consideration for inventory, license fees, distribution rights or other similar payments which in the aggregate exceed $50,000,000);

               (vii) engage in, or permit any Subsidiary of the Company to engage in, any business other than the businesses in which the Company and any of its Subsidiaries are engaged in as of the date hereof and any businesses reasonably related, incidental or ancillary to such businesses;

               (viii) take any action (or permit any Subsidiary of the Company to take any action) that would cause a dividend or other distribution to be received by the Investors for federal income tax purposes unless such dividend or other distributions is actually received by the Investors in cash;

               (ix) amend in any respect the Rights Plan (as defined below) or adopt any rights plan, "poison pill" or other plan or arrangements (other than the Rights Plan as currently in effect), or issue any Rights or other securities to the holders of its Common Stock (other than pursuant to the Rights Plan as currently in effect), intended to result in the dilution of any Person's ownership of Common Stock as a result of such Person becoming the Beneficial Owner of a specified percentage of the Common Stock or other Voting Stock of the Company;

               (x) incur or guarantee or permit any Subsidiary of the Company to incur or guarantee any Indebtedness or the issuance of any Preferred Stock, if, after giving effect to such incurrence or guarantee and/or the issuance of any Preferred Stock, the aggregate principal amount of Indebtedness incurred or guaranteed by the Company and/or its Subsidiaries on a consolidated basis plus the aggregate face amount of any Preferred Stock issued, in each case, during the preceding twelve calendar month period ending on the date of such guarantee, incurrence or issuance would exceed $50,000,000, other than Indebtedness incurred or Preferred Stock issued (A) pursuant to the Company's revolving credit facility in place as of the date hereof and pursuant to the Senior Note Purchase Agreement on the Closing Date, and (B) pursuant to any future refinancings of the Company's outstanding Indebtedness on the Closing Date and future refinancings of any other Indebtedness described in clause (A) above (such Indebtedness being refinanced being referred to as the "Pre-existing Debt"), not to exceed the principal amount of the Pre-existing Debt of the Company and its Subsidiaries on the date of such refinancing; or

               (xi) adopt and/or implement an Annual Operating Plan for any fiscal year unless such Annual Operating Plan has been adopted and approved by a majority of the members of the Board of Directors and a majority of the Investor Directors;

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provided, however, that nothing herein shall prohibit the Company from distributing rights pursuant to the terms of that certain Rights Agreement, dated as of December 7, 1993, as amended, between the Company and BankBoston, N.A. (as successor to the First National Bank of Boston), as Rights Agent, as such Rights Agreement is in effect on the date hereof (the "Rights Plan").

         (b) The Company shall contemporaneously herewith (x) expand the Board of Directors to create two additional vacancies, (y) cause to be appointed two Directors designated by the Investors (which designees shall be Peter J. Clare and Allan M. Holt) to fill the vacancies created thereby; it being understood that Peter J. Clare shall be a member of the class of Directors whose current term ends in 2004 and Allan M. Holt shall be a member of the class of Directors whose current term ends in 2005 (each such Director or their replacement if designated by the Investors in accordance with this Section 2, an "Investor Director"), and (z) cause Mr. Clare to be designated as the chairman of the compensation committee of the Board of Directors and as an advisor to the audit committee and Mr. Holt to be designated as a member of the nominating and governance committee of the Board of Directors.

         (c) If at any time the Investors and their Affiliates are, collectively, the Beneficial Owners of five percent (5%) or more of the then outstanding shares of Common Stock but less than 10% of the then outstanding shares of Common Stock (the "Ownership Decrease Event"), the Investors shall cause one of the Investor Directors to promptly submit to the Company his or her resignation as a member of the Board of Directors (and as a member of any committee of the Board of Directors on which such Investor Director then serves) and the Company shall then decrease the size of the Board of Directors by one. Once an Ownership Decrease Event occurs, the right of the Investors to designate more than one director shall then terminate immediately and permanently; it being understood that the remaining Investor Director shall continue his or her service on the Board of Directors in accordance with the terms hereof. If at any time the Investors and their Affiliates are not, collectively, Beneficial Owners of at least five percent (5%) of the then outstanding shares of Common Stock, the Investors shall cause Investor Directors, to the extent then serving on the Board, to promptly submit to the Company his or her resignation as a member of the Board of Directors (and as a member of any committee of the Board of Directors on which such Investor Director then serves) and then the Company shall decrease the size of the Board of Directors by the number of Investor Directors so resigning; it being understood that the right to designate any Investor Directors under this Agreement shall then terminate immediately and permanently. The provisions of this Section 2(c) shall terminate and be of no further force and effect on the date on which an Irrevocable Offer has been made and, to the extent accepted by the Investors within ten business days of the offer being made, complied with by the Company.

         (d) If at any time the Investors and their Affiliates are, collectively, Beneficial Owners of more than three and one half percent (3-1/2%) of the then outstanding shares of Common Stock and no Investor Director is serving as a member of the Board of Directors, the Investors shall have the right to designate one observer (a "Non-Voting Observer") selected by the Investors to be present at and attend all meetings of the Board of Directors and all committees and subcommittees thereof (collectively, the "Governance Meetings"). Such observer shall be notified of any Governance Meetings, including such meeting's time and place, in the same manner as Directors of the Company, and shall have the same access to information concerning

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the business and operations of the Company as the applicable members of the
Board of Directors and on the same terms and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, the Board of Directors, without any right to vote on any matter brought before the Board of Directors whatsoever; provided, however, that the Board of Directors shall be under no obligation to take any action with respect to any proposals made or advice furnished by any Non-Voting Observer, other than to give due consideration thereto. The Non-Voting Observer shall not be entitled to be present at any Governance Meetings during the time when attorney-client privileged matters are discussed and shall not be entitled to receive access to any materials that discuss attorney-client privileged matters. The provisions of this Section 2(e) shall terminate and be of no further force and effect on the date on which an Irrevocable Offer has been made and, to the extent accepted by the Investors within ten business days of the offer being made, complied with by the Company.

         (e) The rights of any Investor Director to serve as an Investor Director or a Non-Voting Observer as provided in this Section 2 shall immediately terminate when an Irrevocable Offer has been made and, to the extent accepted by the Investors within ten business days of the offer being made, complied with by the Company (the "Director Termination Event"). Upon a Director Termination Event, the Investors shall cause any Investor Director to immediately submit to the Company his or her resignation as a member of the Board of Directors (and as a member of any committee of the Board of Directors) and the Company shall then decrease the size of the Board of Directors by the number of Investor Directors who have resigned in accordance with the foregoing.

         (f) Subject to the provisions of Section 2(b) and (c), the Investor Directors elected as provided herein shall serve until the expiration of their respective term or until their respective successors shall be duly elected and qualified. If the Board of Directors position of any Investor Director becomes vacant by reason of death, resignation (other than as required in Sections 2(b) and (c)), retirement, disqualification or otherwise, the Investors shall be entitled to designate an Investor Director to fill any such vacancy and the Company shall (to the extent consistent with its fiduciary duties) use its reasonable best efforts and shall exercise all authority permitted under applicable law to cause such designee to be elected or appointed as a member of the Board of Directors of the Company (which efforts shall on the part of the Company include nomination by the Board of Directors of the Company of such Investor Director for election to the Board of Directors of the Company to the extent such nomination is consistent with the fiduciary duties). Any such successor shall hold office for the unexpired term of the Investor Director in respect of which such vacancy occurred. Upon the expiration of an Investor Director's term in office, the Investors shall be entitled to designate an Investor Director to fill the vacancy in the Board of Directors created by the expiration of such term and the Company shall (to the extent consistent with its fiduciary duties) use its reasonable best efforts and shall exercise all authority permitted under applicable law to cause such designee to be nominated, appointed or elected as a member of the Board of Directors of the Company (which efforts shall on the part of the Company include nomination by the Board of Directors of the Company of such Investor Director for election to the Board of Directors of the Company to the extent such nomination is consistent with the fiduciary duties).

         (g) (i) Upon the occurrence and during the continuation of any Default Event, the Company shall use its reasonable best efforts and shall exercise all authority under applicable

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law to expand the Board of Directors to create two additional vacancies and to cause to be nominated and elected or appointed, as the case may be, two additional Directors of the Board of Directors designated by the Investors, in addition to the Investor Directors provided for in Section 2(b) above; provided, however, the right of the Investors in accordance with the foregoing shall terminate upon the earlier to occur of (i) such time as such Default Event has been cured or (ii) a Director Termination Event or Ownership Decrease Event.

         (ii) The directors elected or appointed pursuant to this Section 2(g) shall serve until the earlier of (i) the next annual meeting or until their respective successors shall be elected and shall qualify or (ii) until the right of the Investors to designate for nomination such additional Directors pursuant to this Section 2(g) shall terminate. If the Board of Directors position of any Director appointed pursuant to this Section 2(g) becomes vacant by reason of death, resignation, retirement, disqualification or otherwise (other than pursuant to this Section 2(g)), the Investors shall be entitled to designate a Director to fill any such vacancy. Upon any termination of the right of the Investors to designate for nomination Directors as provided in this Section 2(g), the Investors shall cause any Director then in office appointed or elected pursuant to this Section 2(g) to immediately submit his or her resignation as a member of the Board of Directors, and as a member of any committee of the Board of Directors, and then the Company shall reduce the size of the Board of Directors by two.

         (h) The Investors shall be permitted to assign such rights pursuant to this Section 2 to any other Investor or any investment partnership that is an Affiliate of such Investor.

               SECTION 3. FINANCIAL STATEMENTS; INFORMATION RIGHT

         (a) Unless such financial statements or reports have been filed with the Commission, whether or not required by the rules and regulations of the Commission, until the earlier of (x) June 21, 2008 and (y) such time as Investors or any of their Affiliates are collectively Beneficial Owners of less than ten percent (10%) of the then outstanding shares of Common Stock, the Company shall furnish to the Investors (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, (ii) all monthly financial statements required to be prepared and submitted pursuant to the terms and conditions of the Senior Note Purchase Agreement (as if Senior Notes issued pursuant thereto remained outstanding) and (iii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request of the Investors. In addition, until the earlier of (x) June 21, 2008 and (y) such time as Investors or any of their Affiliates are collectively Beneficial Owners of at less than percent (10%) of the then outstanding shares of Common Stock, the Company shall furnish to the Investors and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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         (b) The Company shall, until the Termination Date, deliver to the
Investors, forthwith upon any Executive Officer of the Company becoming aware of any default under this Agreement, an Officers' Certificate specifying such default and what action the Company is taking or proposes to take with respect thereto.

         (c) Until the Termination Date, the Company shall provide to any Investor, upon written request of such Investor to the Company, such financial and other information concerning the Company and its Subsidiaries as may from time to time be reasonably requested by such Investor.

                            SECTION 4. MISCELLANEOUS

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         (b) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall not be transferable without the consent of the other party, other than to an Affiliate of an Investor. This Agreement shall be binding upon the assignee of each party hereto.

         (c) Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         (d) Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the Company and the Investors.

         (e) Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.

         (f) Section Headings. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         (h) Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery, as follows:

                  If to the Company:

                  Aviall, Inc.

                  2750 Regent Blvd
                  DFW Airport, Texas 75261
                  Telephone: (972) 586-1800
                  Facsimile:  (972)  586-1010
                  Attn:  Jeffrey J. Murphy

                  With copies to:

                  Aviall, Inc.
                  2750 Regent Blvd
                  DFW Airport, Texas 75261
                  Telephone: (972) 586-1001
                  Facsimile:  (972)  586-1006
                  Attn:  Paul E. Fulchino

                  and

                  Haynes and Boone, LLP
                  901 Main Street
                  Dallas, Texas 75214
                  Telephone: (214) 651-5000
                  Facsimile:  (214) 200-0676
                  Attn:  Janice V. Sharry

                  If to any Investor:

                  c/o The Carlyle Group
                  1001 Pennsylvania Avenue, N.W.
                  Suite 220 South
                  Washington, D.C. 20004
                  Telephone: (202) 347-2626
                  Facsimile:  (202) 347-1818
                  Attn:    Allan M. Holt
                           Peter J. Clare

                  With a copy to:

                  Latham & Watkins
                  555 Eleventh Street, N.W.
                  Suite 1000
                  Washington, D.C. 20004
                  Telephone: (202) 637-2200
                  Facsimile:  (202) 637-2201
                  Attn:  Daniel T. Lennon
or to such other place and with such other copies as either party may designate as to itself by written notice to the other. All such notices, requests, instructions or other documents shall be deemed to have been duly given; at the time delivered by hand, if personally delivered; four Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged by addressee, if by telecopier transmission; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

         (i) Confidentiality. Each of the Investors agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives (each, a "Representative") to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound commercial practices, any confidential non-public information furnished or disclosed to it or its Representatives contemplated by the terms and provisions of this Agreement (the "Confidential Information"); provided, however, that nothing herein shall prohibit the disclosure of Confidential Information by an Investor
(i) after such information shall have become public other than through a violation of this Section 4(i), (ii) to the extent required pursuant to a subpoena, civil investigative demand (or similar process), order, statute, rule or other legal requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory or legislative body, organization, agency or committee or otherwise in connection with any judicial or administrative proceeding; provided, that prior to the disclosure of any Confidential Information pursuant to this clause (ii), the Investor shall have notified the Company of any such demand or request for disclosure of such Confidential Information, and shall have consulted with the Company on the advisability of the Company taking legally available steps to resist or narrow any such demand or request for disclosure of such Confidential Information, (iii) to any other Investor, or (iv) to its Representatives; provided, that any such Representatives shall have agreed to be bound by provisions of this Section 4(i).

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                                       13

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

                             AVIALL, INC.


                             By:
                                ---------------------------------
                             Name:
                                ---------------------------------
                             Title:
                                ---------------------------------

                             CARLYLE PARTNERS III, L.P.

                             By:      TC Group III, L.P., its General Partner

                             By:      TC Group III, L.L.C., its General Partner

                             By:      TC Group, L.L.C., its Managing Member

                             By:      TCG Holdings, L.L.C., its Managing Member

                             By:       /s/ Peter J. Clare
                                ---------------------------------
                             Name: Peter J. Clare
                             Title: Managing Director

                             CP III COINVESTMENT, L.P.

                             By:      TC Group III, L.P., its General Partner

                             By:      TC Group III, L.L.C., its General Partner

                             By:      TC Group, L.L.C., its Managing Member

                             By:      TCG Holdings, L.L.C., its Managing Member

                             By:       /s/ Peter J. Clare
                                ---------------------------------
                                Name: Peter J. Clare
                                Title: Managing Director

                             CARLYLE HIGH YIELD PARTNERS, L.P.

                             By:      TC Group III, L.P., its General Partner

                             By:      TC Group III, L.L.C., its General Partner

                             By:      TC Group, L.L.C., its Managing Member

                             By:      TCG Holdings, L.L.C., its Managing Member

                             By:       /s/ Peter J. Clare
                                ---------------------------------
                             Name: Peter J. Clare
                             Title: Managing Director

                             CARLYLE-AVIALL PARTNERS II, L.P.

                             By:      TC Group III, L.P., its General Partner

                             By:      TC Group III, L.L.C., its General Partner

                             By:      TC Group, L.L.C., its Managing Member

                             By:      TCG Holdings, L.L.C., its Managing Member

                             By:      /s/ Peter J. Clare
                                ---------------------------------
                             Name: Peter J. Clare
                             Title: Managing Director